CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated February 19, 2007, March 1, 2007 as to the first paragraph of Note 18 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) relating to the consolidated financial statements of Clearwire Corporation and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us as under the heading “Experts” in such Prospectus.
/s/  Deloitte & Touche LLP
Seattle, Washington
July 3, 2007